Exhibit 99.1

PRESS RELEASE

CONTACT CHRIS HEADLY

(540) 349-0218

chris.headly@tfb.bank

FAUQUIER BANKSHARES, INC. ANNOUNCES Second QUARTER 2019 RESULTS

•	Net income was $1.6 million for the second quarter, a decrease of 4.17% and 5.73% when compared with the prior quarter and the second quarter of 2018, respectively;
•	Net loans decreased $1.1 million for the second quarter compared with the prior quarter and increased $33.0 million when compared with the second quarter of 2018;
•	Deposits increased $14.9 million for the second quarter compared with the prior quarter and increased $41.4 million when compared with the second quarter of 2018;
•	Net interest margin decreased to 3.73% for the second quarter compared with 3.89% for the prior quarter and 3.88% for the second quarter of 2018; and
•	Regulatory capital remains strong with ratios exceeding the well capitalized thresholds in all categories.

WARRENTON, VA., July 19, 2019 - Fauquier Bankshares, Inc. (the Company) (NASDAQ: FBSS), parent company of The Fauquier Bank, reported net income of $1.6 million, or $0.41 per diluted share for the quarter ended June 30, 2019, compared with $1.6 million, or $0.43 per diluted share for the prior quarter and $1.7 million, or $0.44 per diluted share for the second quarter of 2018.

For the quarter ended June 30, 2019, the Company’s return on average equity (ROE) and return on average assets (ROA) were 9.94% and 0.89%, respectively, compared with 10.83% and 0.96% for the prior quarter, respectively, and 11.66% and 1.02%, for the second quarter of 2018, respectively.

Marc Bogan, President and CEO said, “Financial results for the second quarter were solid; however, slightly below the linked quarter and previous year second quarter.  Excluding one-time events, second quarter earnings were in line with prior periods.  While loan growth for the quarter was flat, we are encouraged by the increase in deposits, particularly lower cost demand deposits.  Lower loan demand and competition for funding and loans is contributing to added pressure on the net interest margin.  Asset quality continues to be strong. The efficiency ratio has improved as our focus on expense management has resulted in the reduction of noninterest expenses.  Overall, we are pleased with the results of the quarter, and believe we are positioned well for the second half of the year.”

Total assets were $717.5 million on June 30, 2019 compared with $700.5 million for the prior quarter and $651.5 million on June 30, 2018.  Net loans were $538.6 million on June 30, 2019 compared with $539.7 million for the prior quarter and $505.6 million on June 30, 2018.  Total deposits were $607.3 million on June 30, 2019 compared with $592.4 million for the prior quarter and $565.8 million on June 30, 2018.  Lower cost transaction deposits (demand and interest checking accounts) were $351.9 million on June 30, 2019 compared with $346.7 million for the prior quarter and $345.1 million on June 30, 2018.

Net interest margin was 3.73% for the second quarter of 2019 compared with 3.89% for the prior quarter, and 3.88% for the second quarter of 2018.  Net interest income was $6.1 million for the second quarter of 2019, relatively unchanged when compared with the prior quarter and $5.9 million for the second quarter of 2018.

The Company’s allowance for loan loss methodology determines the level of loan provision at the end of each quarter.  Based on loan portfolio growth, net charge-off history, asset quality indicators, impaired loans and other qualitative factors, the allowance for loan losses was $5.4 million or 0.99% of total loans on June 30, 2019 compared with $5.3 million or 0.97% of total loans for the prior quarter and $5.0 million or 0.98% of total loans on June 30, 2018.

Nonperforming assets were $7.1 million on June 30, 2019, compared with $7.8 million for the prior quarter and $9.1 million on June 30, 2018.  Included in nonperforming assets for the quarter were $5.7 million of nonperforming loans and $1.4 million of other real estate owned.  Net loan charge-offs were $77,000 for the second quarter of 2019 compared with net loan recoveries of $55,000 for the prior quarter and net loan charge-offs of $434,000 for the second quarter of 2018.

Noninterest income was $1.4 million in the second quarter of 2019, compared with $1.5 million for the prior quarter and $1.6 million for the second quarter of 2018.

Noninterest expense for the second quarter of 2019 was $5.5 million compared with $5.7 million for the prior quarter and $5.6 million for the second quarter of 2018.

Shareholders’ equity was $64.1 million on June 30, 2019 compared with $62.1 million for the prior quarter and $57.7 million on June 30, 2018.  Book value per common share was $16.94 on June 30, 2019 compared with $16.41 for the prior quarter and $15.29 on June 30, 2018.

Fauquier Bankshares, through its operating subsidiary, The Fauquier Bank, is an independent community bank offering a full range of financial services, including internet banking, mobile banking with mobile deposit, commercial, retail, insurance, wealth management, and financial planning services through eleven banking offices throughout Fauquier and Prince William counties in Virginia. Additional information is available at www.tfb.bank or by calling Investor Relations at (800) 638-3798.

This press release may contain “forward-looking statements” as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements.  Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates and the shape of the interest rate yield curve, general economic conditions, legislative/regulatory policies, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury, the FDIC and the Board of Governors of the Federal Reserve System, the quality or composition of the loan and/or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, our plans to expand our branch network and increase our market share, and accounting principles, policies and guidelines. Readers should consider these risks and uncertainties in evaluating our forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this news release.

FAUQUIER BANKSHARES, INC.

Selected Financial Data By Quarter

	At or For the Quarter Ended,
(Dollars in thousands, except per share data)	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
EARNINGS STATEMENT DATA:
Interest income	$7,279	$7,179	$7,094	$6,694	$6,540
Interest expense	1,195	1,046	1,042	853	686
Net interest income	6,084	6,133	6,052	5,841	5,854
Provision for loan losses	205	50	-	195	12
Net interest income after provision for loan losses	5,879	6,083	6,052	5,646	5,842
Noninterest income	1,400	1,480	1,263	1,324	1,624
Noninterest expense	5,509	5,718	5,612	5,484	5,574
Income before income taxes	1,770	1,845	1,703	1,486	1,892
Income taxes	206	213	130	169	233
Net income	$1,564	$1,632	$1,573	$1,317	$1,659

PER SHARE DATA:
Net income per share, basic	$0.41	$0.43	$0.42	$0.35	$0.44
Net income per share, diluted	$0.41	$0.43	$0.42	$0.35	$0.44
Cash dividends	$0.12	$0.12	$0.12	$0.12	$0.12
Weighted average shares outstanding, basic	3,784,934	3,778,895	3,773,836	3,773,836	3,773,739
Weighted average shares outstanding, diluted	3,793,966	3,788,910	3,779,289	3,780,547	3,784,572
Book value	$16.94	$16.41	$15.90	$15.44	$15.29
BALANCE SHEET DATA:
Total assets	$717,528	$700,502	$730,805	$669,977	$651,529
Loans, net	$538,593	$539,672	$544,188	$527,802	$505,623
Securities, including restricted investments	$74,310	$72,344	$74,124	$75,124	$75,018
Deposits	$607,256	$592,358	$635,638	$566,231	$565,835
Transaction accounts (demand & interest checking accounts)	$351,891	$346,687	$392,583	$345,862	$345,063
Shareholders' equity	$64,106	$62,133	$60,007	$58,277	$57,698
PERFORMANCE RATIOS:
Net interest margin (1)	3.73%	3.89%	3.79%	3.81%	3.88%
Return on average assets	0.89%	0.96%	0.92%	0.79%	1.02%
Return on average equity	9.94%	10.83%	10.58%	8.96%	11.66%
Efficiency ratio (2)	73.16%	75.41%	76.29%	76.02%	77.16%
Yield on earning assets	4.46%	4.55%	4.44%	4.37%	4.33%
Cost of funds	0.76%	0.69%	0.67%	0.71%	0.58%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company's net yield on its earning assets.
(2)	Efficiency ratio is computed by dividing noninterest expense by the sum of fully taxable equivalent net interest income and noninterest income, net of securities gains or losses.

FAUQUIER BANKSHARES, INC.

Selected Financial Data By Quarter

	At or For the Quarter Ended,
(Dollars in thousands, except for ratios)	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
ASSET QUALITY RATIOS:
Nonaccrual loans	$2,278	$1,969	$1,993	$2,381	$2,661
Restructured loans still accruing	2,979	3,319	3,361	3,402	3,442
Loans 90+ days past due and accruing	484	1,163	1,227	1,841	1,665
Total nonperforming loans	5,741	6,451	6,581	7,624	7,768
Other real estate owned, net	1,356	1,356	1,356	1,356	1,356
Total nonperforming assets	$7,097	$7,807	$7,937	$8,980	$9,124

Allowance for loan losses	$5,409	$5,281	$5,176	$5,214	$4,978
Allowance for loan losses to total loans	0.99%	0.97%	0.94%	0.98%	0.98%
Nonaccrual loans to total loans	0.42%	0.36%	0.36%	0.45%	0.52%
Allowance for loan losses to nonperforming loans	94.22%	81.86%	78.65%	68.39%	64.08%
Nonperforming loans to total loans	1.06%	1.18%	1.20%	1.43%	1.52%
Nonperforming assets to total assets	0.99%	1.11%	1.09%	1.34%	1.40%
Net loan charge-offs (recoveries)	$77	$(55)	$38	$(41)	$434
Net loan charge-offs (recoveries) to average loans	0.01%	(0.01)%	0.01%	(0.01)%	0.09%

FAUQUIER BANKSHARES, INC.

Selected Financial Data

(Dollars in thousands, except per share data)	For the Six Months Ended
	June 30, 2019	June 30, 2018
EARNINGS STATEMENT DATA:
Interest income	$14,459	$12,910
Interest expense	2,243	1,338
Net interest income	12,216	11,572
Provision for loan losses	255	312
Net interest income after provision for loan losses	11,961	11,260
Noninterest income	2,878	3,487
Noninterest expense	11,224	11,055
Income before income taxes	3,615	3,692
Income taxes	419	447
Net income	$3,196	$3,245

PER SHARE DATA:
Net income per share, basic	$0.84	$0.86
Net income per share, diluted	$0.84	$0.86
Cash dividends	$0.24	$0.24
Weighted average shares outstanding, basic	3,781,931	3,770,983
Weighted average shares outstanding, diluted	3,791,455	3,780,858

PERFORMANCE RATIOS:
Net interest margin (1)	3.81%	3.81%
Return on average assets	0.92%	0.99%
Return on average equity	10.38%	11.55%
Efficiency ratio (2)	74.29%	77.20%

Net loan charge-offs	$22	$427
Net loan charge-offs to average loans	0.004%	0.08%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company's net yield on its earning assets.
(2)	Efficiency ratio is computed by dividing noninterest expense by the sum of fully taxable equivalent net interest income and noninterest income, net of securities gains or losses.